Exhibit 99.1

Colgan Air, Inc. Pilots Approve Union Bid

Memphis, Tenn. (December 18, 2008) – Pinnacle Airlines Corp. (NASDAQ: PNCL), parent company of Colgan Air Inc., a regional airline with headquarters in Manassas, Va., announced that Colgan Pilots have approved a bid to be represented by the Air Line Pilots Association. The representation results were announced yesterday at the National Mediation Board in Washington, D.C.

“We respect our pilots and, given the choice they have made, expect to work with them toward the mutual goal of growth and prosperity for all employees and our Airline, and quality service to our Customers,” said George A. (Buddy) Casey, President of Colgan Air, Inc.

About Colgan Air

Colgan Air Inc., a wholly-owned subsidiary of Pinnacle Airlines Corp., is a regional airline operating as Continental Connection, United Express and US Airways Express.  Launched in 1991, Colgan Air offers 300+ daily flights to 55 cities in 17 states, Canada and the District of Columbia.  Colgan is recognized for the exceptional service levels it provides its Customers and is a leader in providing air service to small and medium-sized cities in the United States.  Colgan operates 51 Saab 340-B and 15 Bombardier Q-400 turboprop regional airliners and has hub operations in Boston, Houston, New York, and Washington, D.C.  Colgan Air employs more than 1,300 People and transports two million Customers annually.

About Pinnacle Airlines Corp.

Pinnacle Airlines Corp. (NASDAQ: PNCL), an airline holding company, is the parent company of Pinnacle Airlines, Inc. and Colgan Air, Inc.  Pinnacle Airlines, Inc. operates a fleet of 139 regional jets in the United States, Canada, the Bahamas, Mexico, U.S. Virgin Islands, and Turks and Caicos Islands as Northwest Airlink and Delta Connection.  Colgan Air, Inc. operates a fleet of 51 regional turboprops as Continental Connection, United Express and US Airways Express.  Pinnacle Airlines Corp. operating units fly over 1,000 daily flights and transport 13 million passengers a year to 144 cities and towns in North America.  The corporate headquarters is located in Memphis, Tennessee.  Airport hub operations are located in Atlanta, Boston, Detroit, Newark, Washington Dulles, Houston, LaGuardia, Memphis and Minneapolis.  Visit www.pncl.com for more information.

Contact:

Joe Williams
Pinnacle Airlines Corp.
901-346-6162
www.pncl.com

Mary Finnigan
Colgan Air, Inc.
703-331-3102
www.Colganair.com